Exhibit 10.2

MICHAELS STORES, INC.

OFFICER SEVERANCE PAY PLAN

Established April 17, 2008 and Amended as of May 20, 2014, December 9, 2014, March 21, 2017, and June 10, 2020

I.PURPOSE

This Plan has been established by Michaels Stores, Inc. (the “Company”) to provide certain severance benefits, subject to the terms and conditions set forth, to designated officers in the event that his/her employment is permanently terminated as a result of a Qualifying Termination, as described below.  As a severance pay plan, this Plan is intended to comply with all applicable requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations promulgated under ERISA for top hat employee welfare benefit plans and is to be interpreted in a manner consistent with those requirements.  This document contains the provisions of the Plan and the Summary Plan Description.  This Plan also is intended to comply with, or be exempt from, the applicable requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 as amended (the “Code”) and is to be interpreted and administered in a manner consistent with those requirements.

II.ELIGIBILITY TO PARTICIPATE

In order to be eligible to be a participant in this Plan (a “Participant”), an individual must be employed by the Company in a position with the title of Vice President (or equivalent, as approved by the Compensation Committee), Senior Vice President, Executive Vice President, or President.  No other individual will be considered a Participant.

III.QUALIFICATIONS FOR RECEIPT OF PLAN BENEFITS

In order to qualify for benefits under this Plan, a Participant must meet all of the following qualifications:  (A) must have a Qualifying Termination, as defined in Section IV below; (B) must not be eligible for severance pay or other termination benefits under any other severance pay plan or under any employment agreement or other agreement with the Company or any of its Affiliates (including without limitation a change-of-control or like agreement) at the time of the Qualifying Termination;  (C) must sign and return, following the Termination Date, a timely and effective separation agreement and release of claims in the form attached to this Plan and marked “Exhibit A” (the “Agreement and Release”); and (D) must comply with the post-employment obligations set forth in Section VII(B) of this Plan.

IV.QUALIFYING TERMINATION

A Participant's termination of employment is a Qualifying Termination only if all of the following requirements are met and such termination is not enumerated in the list of exclusions in Section V:

A.	The Participant is on the active payroll or is on an approved leave of absence with a right to reinstatement at the time employment terminates;

B.	the Participant's employment is terminated by the Company other than for “Cause” (as hereafter defined) and other than as a result of death or Disability;

C.

the Participant is not offered other employment with (1) an Affiliate of the Company (as hereafter defined), (2) a successor of the Company (a “Successor”) or (3) a purchaser of some or all of the assets of the Company (a “Purchaser”) (a) in a position which the Participant is qualified to perform regardless of whether the Participant is subject to, among other things, a new job title, different reporting relationships or a modification of the Participant’s duties and responsibilities, (b) that, when compared with the Participant’s last position with the Company, provides a comparable base salary and bonus opportunity, and (c) there is no change in Participant’s principal place of employment to a location more than  35 miles from the Participant’s principal place of employment immediately prior to the Qualifying Termination;

D.	the Participant has not accepted employment, in any position, with an Affiliate, a Successor or a Purchaser at the time he or she otherwise qualifies for benefits under this Plan; and

E.

the Participant continues employment until the termination date designated by the Company or such earlier date to which the Company agrees; and, during the period from the date the Participant receives notice of termination until the Termination Date, the Participant continues to perform to the reasonable satisfaction of the Company.

V.EXCLUSIONS

The following are examples of events which would not be a Qualifying Termination under this Plan. This is not an exclusive list.

A.	The Participant resigns, retires or otherwise voluntarily leaves his/her employment with the Company; or

B.	the Participant's employment terminates as a result of death or Disability; or

C.	the Participant's employment is terminated by the Company for Cause; or

D.

the Participant is offered other employment with an Affiliate, Successor or a Purchaser in a position that he or she is qualified to perform, with a comparable base salary and bonus opportunity and there is no change in Participant’s principal place of employment to a location more than  35 miles from the Participant’s principal place of employment immediately prior to the Qualifying Termination; or

E.	the Participant accepts any employment with an Affiliate, a Successor or a Purchaser.

VI.BENEFITS UNDER THE PLAN

A. As the sole benefits under this Plan and subject to all Plan terms and conditions, a Participant will be entitled to the following:

(1)	Severance Pay:

(a)   A Participant in the position of Vice President (or equivalent, as approved by the Compensation Committee) at the time of a Qualifying Termination who has less than two years of service from his/her most recent date of hire by the Company will be eligible for six (6) months of severance pay and such a Participant with two or more years of service from his/her most recent date of hire by the Company will be eligible for twelve (12) months of severance pay.

(b)   A Participant in the position of Senior Vice President, Executive Vice President or President at the time of a Qualifying Termination who has less than two years of service from his/her most recent date of hire by the Company will be eligible for twelve (12) months of severance pay and such a Participant with two or more years of service from his/her most recent date of hire by the Company will be eligible for eighteen (18) months of severance pay.

(c)   One month of severance pay is equal to one-twelfth (1/12th) of a Participant's base salary at the annual rate in effect at the time termination occurs.  Automobile allowance, if applicable, is not included in severance pay nor is it considered part of a Participant’s base salary.

(d)   Years of service means the total number of consecutive completed years of service with the Company.

(e)   “Severance Period” means the period during which a Participant receives severance pay pursuant to Section VI(A)(1)(a) or (b) above.

(2)	Pro-Rated Annual Bonus:

Provided that the Participant is participating in a Company executive annual bonus plan for the fiscal year in which the Participant has a Qualifying Termination hereunder, the Participant shall be entitled to receive a pro-rated annual bonus, if earned based on actual performance for the full fiscal year, based upon the number of full months that the Participant was employed by the Company during such fiscal year, to be paid as provided for in Section VI(B).  Participants whose Termination Date occurs before the 15th of a month will not receive credit for that month.  Participants whose Termination Date occurs on or after the 15th of a month will receive credit for that month.  For avoidance of doubt, for a Participant eligible to receive a pro-rated earned annual bonus pursuant to this Section VI(A)(2), the individual performance appraisal portion of the Participant's bonus will be calculated based upon the Company’s lowest merit eligible rating.

(3)Welfare Benefits:

(a)   In the event of a Qualifying Termination hereunder, the Participant shall be entitled to receive during the Severance Period cash welfare benefit payments (“Welfare Benefit Payments”).

(b)   The Welfare Benefit Payments shall be paid at a rate equal to (i) the Company-paid portion of the group medical and dental plan premiums in effect for the Participant (and his/her spouse and dependents, as applicable) immediately prior to the Termination Date, as pro-rated for each payroll period, multiplied by (ii) 130%.

(c)   Except for any right the Participant may have under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to elect to continue participation in the Company’s group medical, vision, and dental plans at the Participant’s sole cost and expense, the Participant’s (and his/her spouse’s and eligible dependents’, as applicable) participation in all employee benefit plans of the Company shall terminate in accordance with the terms of the applicable benefit plans as of the Termination Date, without regard to any continuation of base salary, Welfare Benefit Payments, or other payment to the Participant following termination.

B.

Benefits payable to a Participant under Section VI(A) shall be reduced by all taxes and other amounts that are required to be withheld under applicable law.  Severance pay under Section VI(A)(1), which shall be payable in the form of salary continuation, and Welfare Benefit Payments under Section VI(A)(3) shall be paid at the Company's regular payroll periods and in accordance with its regular payroll practices, commencing on the next regular payday which is at least five (5) business days following the effective date of the Agreement and Release, subject to Sections VI(C) and VII(A)(5), but the first payment shall be retroactive to the day immediately following the Termination Date.  Any earned pro-rated annual bonus for which a Participant is eligible under Section VI(A)(2) shall be payable, subject to Sections VI(C) and VII(A)(5), on the later of the date annual bonuses are paid to all active bonus participants including active officers, in the bonus plan for the fiscal year in which Participant has a Qualified Termination or the next regular payday which is at least five (5) business days following the effective date of the Agreement and Release.

C.	Section 409A:

(1)

Notwithstanding the foregoing, if at the time of the Participant's “separation from service,” the Participant is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section VI in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months or, if earlier, upon the Participant’s death.  For the avoidance of doubt, the foregoing six (6)-month delay shall not apply (i) to the extent any such amounts do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury Regulations (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) to benefits that qualify as excepted welfare benefits pursuant to Section 1.409A-1(a)(5) of the Treasury Regulations; or (iii) to other amounts or benefits that are not subject to the requirements of Section 409A.

(2)

For purposes of this Plan, “separation from service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations (after giving effect to the presumptions contained therein), and the term “specified employee” shall mean an individual determined by the Company to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations.

(3)

Each payment made to a Participant under this Plan shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(4)

Any reimbursement for expenses payable to a Participant hereunder that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Participant’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

VII.CONDITIONS OF RECEIVING PLAN BENEFITS

A.	The Agreement and Release.

(1)A Participant who has been informed that he/she will be subject to a Qualifying Termination will be provided by the Company an Agreement and Release in the form of attached to this Plan as Exhibit A.  In order to qualify for benefits under this Plan, the Participant must sign, date and return the Agreement and Release in a timely manner and it must become effective in accordance with its terms and this Plan.  The Agreement and Release must be signed and returned no earlier than the day immediately following the Termination Date and no later than the twenty-first (21st) calendar day following the Termination Date, except in the event that a Participant who is age 40 or older has a Qualifying Termination that is part of a Termination Program, as provided in Section VII(A)(2), immediately below.

(2)In the event that a Participant who is age 40 or older is subject to a Qualifying Termination in conjunction with one or more other Participants as a result of a reorganization or a reduction in force or other involuntary termination program (a “Termination Program”), the Company will provide the Participant a memorandum containing information regarding the job titles and ages of those selected, and those not selected, for the Termination Program in accordance with the federal Older Workers Benefit Protection Act (the “OWBPA Memorandum”).  Such a Participant will be entitled to consider the Agreement and Release for forty-five (45) calendar days following the later of the Participant’s Termination Date or the date the Participant receives the OWBPA Memorandum.  In order to qualify for benefits under this Plan, the Participant must sign and return the Agreement and Release after both the Participant’s Termination Date and the Participant’s receipt of the OWBPA Memorandum have occurred, but no later than the forty-fifth (45th) calendar day following his/her Termination Date or the date s/he receives the OWBPA Memorandum, whichever occurs second.

(3)A Participant who is age 40 or older on his/her Termination Date, regardless of whether the Participant is entitled to a twenty-one (21) calendar day consideration period under Section VII(A)(1) or a forty-five (45) calendar day consideration period under Section VII(A)(2), may revoke the Agreement and Release at any time during the seven calendar day period that immediately follows the date the Participant signs the Agreement and Release, provided that the

Participant sends a written notice of revocation to the Senior Vice President, Human Resources during that seven (7) calendar day period.  In the event the Participant revokes the Agreement and Release in writing in a timely manner, the Agreement and Release shall be void and of no force or effect and the Participant shall not be eligible to receive benefits of any kind under this Plan.  If the Participant does not revoke the Agreement and Release, it will take effect on the eighth calendar day following the date of the Participant’s signing.

(4)In the case of a Participant who is less than age 40 on his/her Termination Date, the Agreement and Release will take effect on the date the Participant signs and returns the Agreement and Release to the Company.

(5)Subject to the terms and conditions of this Plan, including, without limitation, Section VI(C) and this Section VII(A), any payments, including any provision or continued benefits, made under this Plan (whether such payments or benefits are paid or provided, in whole or in part, pursuant to this Plan or in conjunction with any other agreement, arrangement or policy) which the Company determines constitute nonqualified deferred compensation subject to Section 409A and that would otherwise be paid during the sixty (60) day period following a Participant’s Qualifying Termination shall instead be accumulated and paid, if at all, subject to the Participant’s having previously and timely signed, returned, and not revoked the Agreement and Release, on the next regular payday after the sixtieth (60th) day following the Participant’s Qualifying Termination.  For the avoidance of doubt, the required delay described in the immediately preceding sentence shall not apply to any amounts that are exempt from Section 409A (for example, but without limitation, by reason of the separation-pay-plan exemption at Section 1.409A-1(b)(9)(iii) of the Treasury Regulations under Section 409A).

(6)Please Note:  The Agreement and Release contains legally binding obligations and the Company advises each Participant to consult an attorney before signing the Agreement and Release.

B.	Post-Employment Restrictions.

(1)Introduction.  In order to qualify for receipt of benefits under this Plan, in addition to other qualifications set forth in this Plan, the Participant must comply fully with all of the obligations set forth in this Section VII(B) (the “Post-Employment Restrictions”) from and after the date the Participant is informed of the Company's decision to terminate his/her employment in a Qualifying Termination.

a.

Non-Compete.  Until the expiration of the later of (i) the period of severance pay provided to the Participant under this Plan; or (ii) twelve (12) months following the Termination Date (in the aggregate, the “Restricted Period”), with such Restricted Period to be tolled on a day-to-day basis for each day during which the Participant participates in any activity in violation of the restrictions set forth in this Section VII(B)(1)(a), the Participant will not, directly or indirectly, alone or in association with others, anywhere in the Territory, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the Business of the Company or any of its Immediate Affiliates (any Person who engages in any such business venture or activity, a “Competitor”), except that nothing contained in this Section VII(B)(1)(a) shall prevent the Participant’s wholly passive ownership of two percent (2%) or less of the equity securities of any Competitor that is a publicly-traded company.  For purposes of this Section VII(B)(1), “Business of the Company or any of its Immediate Affiliates” is that of (a) arts and crafts, (b) framing specialty retailer (c) wholesaler providing materials, ideas and education for (x) creative activities, or (y) framing, and/or (d) any other business that the Company or any of its Immediate Affiliates conducts or is actively planning to conduct at any time during the twelve (12) months immediately preceding the Termination Date; provided, that the term “Competitor” shall not include any business, venture or activity whose gross receipts derived from the retail or wholesale sale of arts and crafts, or framing products and services (aggregated with the gross receipts derived from the retail and wholesale sale of such products or any related business, venture or activity) are less than ten percent (10%) of the aggregate gross receipts of such businesses, ventures or activities. For purposes of this Section VII(B)(1)(a), the “Territory” is comprised of those states within the United States and those provinces of Canada, and any other geographic area in which the Company or any of its Immediate Affiliates was doing business or actively planning to do business at any time during the twelve (12) months immediately preceding the Termination Date.

b.

Non-Solicitation of Employees and Contractors. The Participant must agree that during the Restricted Period, with such Restricted Period to be tolled on a day-to-day basis for each day during which the Participant participates in any activity in violation of the restrictions set forth in this Section VII(B)(1)(b), the Participant shall not, and shall not assist any other Person to, (x) hire or solicit for hire any employee of the Company or any of its Immediate Affiliates or seek to persuade any employee of the Company or any of its Immediate Affiliates to discontinue employment or (y) solicit or encourage any independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them;

provided, however, that these restrictions shall apply only with respect to employees of, and independent contractors providing services to, the Company or one of its Immediate Affiliates, who were doing such on the Termination Date or at any time during the nine (9) months immediately preceding the Termination Date.

c.

Non-Solicitation of Distributors and Vendors. The Participant must agree that during the Restricted Period, with such Restricted Period shall be tolled on a day-to-day basis for each day during which the Participant participates in any activity in violation of the restrictions set forth in this Section VII(B)(1)(c), the Participant shall not directly or indirectly solicit or encourage any distributor or vendor to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with the Company or any of its Immediate Affiliates; provided, however, that these restrictions shall apply only with respect to those distributors and vendors who are doing business with the Company or any of its Immediate Affiliates on the Termination Date or at any time during the twelve (12) months immediately preceding the Termination Date.

d.

Remedies.  In the event of a breach or threatened breach by the Participant of any of the covenants contained in Sections VII(A)(1), (B)(1)(a), (b), or (c) or the Company’s confidential information (as further set forth in Exhibit A), in addition to any remedies available to the Company pursuant to any other agreement between the Participant and the Company, the Company shall be entitled to:

(i)	immediately terminate Participant’s right to receive any further severance benefits under Section VI(A) above;
(ii)	seek reimbursement for the severance benefits provided to Participant under Section VI, except for the first installment of severance pay pursuant to Section VI(A)(1); and
(iii)

seek, in addition to other available remedies, a temporary or permanent injunction from a court of law or other equitable relief against such breach or threatened breach, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

VIII.TERMINATION OF PLAN BENEFITS

Notwithstanding anything to the contrary contained in this Plan, benefits for which a Participant has qualified and is receiving under this Plan shall terminate under the following circumstances:

A.	If the Participant accepts employment with the Company or one of its Affiliates, a Successor or a Purchaser after qualifying for benefits under this Plan, all such benefits shall cease as of the date the Participant commences such employment.

B.

In the event that the Company determines that the Participant has breached the Agreement and Release or has violated any obligation under Section VII hereof or otherwise breached any material provision of any written agreement with the Company or any of its Affiliates.  Further, in case of a breach, the Company may seek reimbursement for severance pay and the severance benefits already paid or provided to Participant, except for the first installment of severance pay.  In addition, the Company may offset any such severance benefits already provided to Participant against any remuneration owed by the Company to the Participant.

C.	As set forth in Section VII(B)(1)(d).

IX.GENERAL INFORMATION CONCERNING THE PLAN

A.

The Company pays the full cost of benefits provided under this Plan from its general assets and the right of a Participant to receive any payment hereunder shall be an unsecured claim against the general assets of the Company.  The Plan at all times shall be entirely unfunded.

B.

Notwithstanding anything to the contrary contained herein, benefits to which a Participant is otherwise entitled under this Plan shall be reduced by any other payments or benefits to which the Participant is entitled under applicable law as a result of termination of his/her employment, including without limitation any federal, state or local law with respect to plant closings, mass layoffs or the like, but exclusive of any unemployment benefits to which the Participant is entitled under applicable law.

C.

Benefits under this Plan are not assignable or subject to alienation. Likewise, benefits are not subject to attachments by creditors or through legal process against the Company or any employee or any person claiming through an employee.

D.

Notwithstanding anything to the contrary contained herein, any and all payments to be provided hereunder to or on behalf of any Participant are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Company.

E.

This Plan does not constitute a contract of employment for a specific term or otherwise alter the at-will nature of the employment relationship between any employee and the Company or any of its Affiliates.

X.DEFINITIONS

Words or phrases, which are initially capitalized or within quotation marks shall have the meanings provided in this Section X and as provided elsewhere in this Plan. For purposes of this Plan, the following definition applies:

A.

An “Affiliate” means an individual, corporation and other entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

B.

“Cause” shall mean the following events or conditions, as determined by the Board of Directors of the Company in its reasonable judgment:  (i) the Participant's refusal or failure to perform (other than by reason of disability), or material negligence in the performance of his or her duties and responsibilities to the Company or any of its Affiliates, or refusal or failure to follow or carry out any reasonable direction of the Board of Directors of the Company, and the continuance of such refusal, failure or negligence for a period of ten (10) calendar days after written notice delivered by the Company to the Participant that specifically identifies the manner in which the Participant has failed to perform his or her duties; (ii) the material breach by the Participant of any provision of any material agreement between the Participant and the Company or any of its Affiliates; (iii) fraud, embezzlement, theft or other dishonesty by the Participant with respect to the Company or any of its Affiliates; (iv) the conviction of, or a plea of guilty or nolo contendere by, the Participant to any felony or any other crime involving dishonesty or moral turpitude; (v) any other conduct that involves a breach of fiduciary duty to the Company on the part of the Participant; or (vi) Participant’s violation of a Company policy, rule or code of conduct that could expose the Company to civil or criminal liability or pose a risk of damaging the Company’s business or reputation.

C.

“Disability” means a Participant's mental or physical impairment that has prevented the Participant from performing substantially all of the duties and responsibilities of his/her position for at least 180 days in any 365 consecutive days, as a result of which employment is terminated by the Company.

D.

“Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or indirect subsidiary of the Company, (ii) a direct or indirect parent of the Company or (iii) a direct or indirect subsidiary of such a parent.

E.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

F.	“Termination Date” means the date on which the Participant's employment with the Company terminates.

XI.ADMINISTRATION, CLAIMS PROCEDURE AND GENERAL INFORMATION

A.

The Company reserves the right to amend, modify and terminate this Plan at any time by a written instrument signed by the Board or its designee. There are no vested benefits under this Plan. Also, the Company, as the Plan administrator within the meaning of ERISA, reserves full discretion to administer the Plan in all of its details, subject to the requirements of law. Company shall have such discretionary powers as are necessary to discharge its duties. Any interpretation or determination that the Company makes regarding this Plan, including without limitation determinations of eligibility, participation and benefits, will be final and conclusive, in the absence of clear and convincing evidence that the Company acted arbitrarily and capriciously.

B.

Anyone who believes he/she is being denied any rights under this Plan may file a claim in writing with the Company, as Plan administrator, addressed to the attention of the Senior Vice President, Human Resources. If the claim is denied, in whole or in part, the Plan administrator will notify the claimant in writing, giving the specific reasons for the decision, including specific reference to the pertinent Plan provisions and a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary. The written notice will also advise the claimant of his/her right to request a review of the claim and the steps that need to be taken if the claimant wishes to submit the claim for review. If the Plan administrator does not notify the claimant of its decision within 90 calendar days after it had received the claim (or within 180 calendar days, if special circumstances exist requiring additional time, and if the claimant had been given a written explanation for the extension within the initial 90-calendar day period), the claimant should consider the claim to have been denied. At this time the claimant may request a review of the denial of his/her claim.

C.

A request for review must be made in writing by the claimant or his/her duly authorized representative to the Company, as Plan administrator, within 60 calendar days after receipt of notice of denial. As part of the claimant's request, the claimant may submit written issues and comments to the Plan administrator, review pertinent documents, and request a hearing. The Plan administrator's written decision will be made within 60 calendar days (or 120 calendar days if a hearing is held or if other special circumstances exist requiring more than 60 calendar days and written notice of the extension is provided to the claimant within the initial 60-calendar day period) after the claimant's request has been received. Again, the decision will include specific reasons, including references to pertinent Plan provisions.

Exhibit A

AGREEMENT AND RELEASE